UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-A

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FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

GENIUS BRANDS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-4118216
(State or incorporation or organization)	(IRS Employer Identification No.)

301 N. Canon Drive, Suite 305 Beverly Hills, CA	90210
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, par value $0.001 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:  Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1.          Description of Registrant’s Securities to be Registered.

The authorized capital stock of Genius Brands International, Inc. (the “Company”) consists of 243,333,334 shares of capital stock, of which 233,333,334 are shares of common stock, par value $0.001 per share, and 10,000,000 are shares of preferred stock, par value $0.001, of which 3,990,368 shares of common stock and 4,955 shares of Series A Convertible Preferred Stock, which are convertible into 1,651,667 shares of common stock, were issued and outstanding as of November 17, 2016.

The holders of the Company’s common stock are entitled to one vote per share. In addition, the holders of the Company’s common stock will be entitled to receive ratably such dividends, if any, as may be declared by the Company’s Board of Directors out of legally available funds; however, the current policy of the Company’s Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of the Company’s common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of the Company’s common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of the Company’s common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Company’s board of directors and issued in the future.

Our Articles of Incorporation, as amended, provide for our board of directors to be divided into two classes, each such class as nearly equal in number as the then-authorized number of directors constituting the board of director permits, with the term of office of one class expiring each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board of directors until the second annual stockholders meeting or longer, following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company and could increase the likelihood that incumbent directors will retain their positions.

Item 2.          Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The NASDAQ Stock Market LLC, and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Genius Brands International, Inc. By: /s/ Andrew Heyward Andrew Heyward, Chief Executive Officer (Principal Executive Officer)
Date: November 18, 2016

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